EXHIBIT 4.17


GMAC
Commercial
Credit LLC

February 7, 2001

Morgan Drive Away, Inc.
TDI, Inc.
2746 Old U.S. 20 West
Elkhart, IN  46515

Ladies/Gentlemen:

     Reference is made to the Revolving Credit and Security Agreement between us bearing an effective date of July 27, 2001 (the "Agreement"). All capitalized terms not otherwise defined herein shall have such meaning as are ascribed to them under the Agreement.

     This letter shall serve to confirm that the Agreement shall be temporarily amended by suspending, until April 30, 2002, the requirements set forth in
Section 12(s), requiring Borrower to at all time maintain Minimum Excess Borrowing Availability of not less than Five Hundred Thousand Dollars ($500,000.00). Effective April 30, 2002, the provisions of Section 12(s) shall be reinstated and enforced. This of course should not in any way be regarded as a waiver or suspension of any other provision of the Agreement either temporary or otherwise as it is our expectation that you will remain in compliance with all of the terms and provisions of the Agreement.

     This letter shall also serve to confirm that we will extend to you a temporary discretionary over-advance facility of up to Five Hundred Thousand Dollars ($500,000.00) in excess of the Formula Amount until March 30, 2002. Effective March 30, 2002, this over-advance facility shall terminate and it is our expectation that all of your Loans shall be within the Formula Amount.

     Except as hereby modified or amended all of the terms and provision of the Agreement shall continue to remain in full force and effect in accordance with their original terms.

     If the foregoing correctly sets forth the agreement between us please execute a copy of this letter in the space provided below and return an executed copy to our offices.

                                        Yours very truly,
                                        GMAC COMMERCIAL CREDIT LLC



                                        By: /s/ Frank Imperato
                                           -------------------------------------
                                           Name:   Frank Imperato
                                           Title:  SVP


READ AND AGREED TO:
MORGAN DRIVE AWAY, INC.


By: /s/ Gary J. Klusman
   --------------------------------
   Name:   Gary J. Klusman
   Title:  Exec VP Finance & Admin


TDI, Inc.

By:  /s/ Gary J. Klusman
   ---------------------------------
   Name:   Gary J. Klusman
   Title:  Exec VP Finance & Admin